Exhibit 10.1

AMENDMENT NO. 1

TO

COLLABORATION, DEVELOPMENT AND LICENSE AGREEMENT

THIS AMENDMENT NO. 1 TO COLLABORATION, DEVELOPMENT AND LICENSE AGREEMENT (this “Amendment”) is made and entered into as of August 11, 2015, by and between ZP Opco, Inc., a Delaware corporation (“Zosano”), and Eli Lilly and Company (“Lilly”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Collaboration Agreement (as defined below).

WHEREAS, Zosano and Lilly are parties to that certain Collaboration, Development and License Agreement, dated as of November 21, 2014, by and between Zosano and Lilly (the “Collaboration Agreement”);

WHEREAS, Zosano and Lilly desire to amend certain provisions of the Collaboration Agreement relating to Critical Success Factor 3 and governance/oversight of the Manufacture of commercial supplies of the Daily Product, as set forth herein; and

WHEREAS, Section 16.5 of the Collaboration Agreement provides that the Collaboration Agreement may only be modified or amended in writing signed by Zosano and Lilly.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment of Collaboration Agreement. The Collaboration Agreement is hereby amended as follows:

1.1. The first sentence of part 1 (Process Development) of CSF 3 (CMC/Manufacturing), as set forth in Schedule 3.3.1 attached to the Collaboration Agreement, is deleted in its entirety and replaced with the following:

“Parties to agree upon process development plan within eight (8) months after the Effective Date.”

1.2. The first sentence of subpart a.iv (Key Performance Indicators) of part 1 (Process Development) of CSF 3 (CMC/Manufacturing), as set forth in Schedule 3.3.1 attached to the Collaboration Agreement, is deleted in its entirety and replaced with the following:

“Parties to agree upon Device Development Plan within eight (8) months after the Effective Date.”

1.3. The first sentence of part 4 (Commercial Supply Chain) of CSF 3 (CMC/Manufacturing), as set forth in Schedule 3.3.1 attached to the Collaboration Agreement, is deleted in its entirety and replaced with the following:

“Establishment and oversight by Zosano of an approved commercial supply chain capable of supplying annual market demands of Daily Product, inclusive of applicator and packaging, for the first three years, post-launch (as agreed upon by the Parties no later than eight (8) months after the Effective Date) and cost of product targets.”

1.4. The second and third sentences of Section 6 (Manufacturing) of the Collaboration Agreement are deleted in their entirety and replaced with the following:

“Prior to the transfer of the Regulatory Approval from Zosano to Lilly, Zosano shall, at Zosano’s cost and expense, be responsible for and shall have the final decision-making authority (except for the selection of manufacturers which shall require Lilly’s consent, such consent not to be unreasonably withheld, conditioned or delayed) for the planning, implementation and control of the Manufacture of the Daily Product in the Field in the Territory. Aside from day to day management of the Manufacturing operations, Zosano’s final decision-making authority shall expire upon the transfer of Regulatory Approval to Lilly pursuant to Section 4.6. However, subsequent to such transfer of Regulatory Approval to Lilly, Zosano and/or its selected contract manufacturer(s) shall continue to be responsible for supplies of clinical and commercial material. In the event that Zosano or its contract manufacturer(s) are unable, at any time after the transfer of Regulatory Approval from Zosano to Lilly, to meet Lilly’s product requirements for the Daily Product in accordance with the Supply Agreement and the Quality Agreement for the Daily Product (to be entered into by the Parties as set forth below in this Section 6), then Lilly shall have the right to require Zosano to modify the supply chain for the Daily Product and Zosano shall provide reasonable assistance in connection therewith.”

1.5. The sixth and seventh (i.e., the last two) sentences of Section 6.2 of the Collaboration Agreement are deleted in their entirety and replaced with the following:

“Lilly shall have the right (but not the obligation), at any time after the transfer of Regulatory Approval to Lilly pursuant to Section 4.6, to assume responsibility for the governance/oversight of Zosano’s or its contract manufacturer(s)’ Manufacture of commercial supplies of the Daily Product (any change in contract manufacturer shall be acceptable to and approved by Lilly, such approval not to be unreasonably withheld, conditioned or delayed). In the event that the Parties transfer to Lilly the responsibility for the governance/oversight of Zosano’s or its contract manufacturer(s)’ Manufacture of commercial supplies of the Daily Product, Zosano shall provide Reasonable Assistance to Lilly in connection therewith.”

2. Scope. This Amendment relates only to the specific matters expressly covered herein. In all other respects, the Collaboration Agreement shall remain in full force and effect in accordance with its terms.

3. Titles and Subtitles. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment or the Collaboration Agreement.

4. Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, e-mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5. Governing Law. This Amendment shall be governed in all respects by the laws of the State of New York without regard to its choice of law provisions.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to Collaboration, Development and License Agreement as of the date first written above.

ZP OPCO, INC.

By:	/s/ Vikram Lamba
Name: Vikram Lamba
Title: President and CEO

ELI LILLY AND COMPANY

By:	/s/ David A. Ricks
Name: David A. Ricks
Title: Senior V.P. and President Lilly Bio-Medicines